UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Kratos Defense & Security Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34460	13-3818604
(Commission File Number)	(IRS Employer Identification Number)

4820 Eastgate Mall, Suite 200, San Diego, California 92121

(Address of Principal Executive Offices, Including Zip Code)

Deborah S. Butera

Kratos Defense & Security Solutions, Inc.

4820 Eastgate Mall, Suite 200

San Diego, California 92121

(858) 812-7300

(Name and Telephone Number, Including Area Code, of Person to Contact in Connection with this
Report)

Check the appropriate to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒                        Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014.

Section 1 — Conflict Minerals Disclosure

Item 1.01                                           Conflict Minerals Disclosure and Report

This Form SD of Kratos Defense & Security Solutions, Inc. (the “Company) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2014 to December 31, 2014.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD and is publicly available on the Company’s website, www.kratosdefense.com.

Item 1.02                                             Exhibit

The Company has filed the Conflict Minerals Report required by Form SD as Exhibit 1.01 hereto.

Section 2 — Exhibits

Item 2.01                                             Exhibits

The following exhibit is filed as part of this report.

Exhibit 1.01                                Conflict Minerals Report of Kratos Defense & Security Solutions, Inc. as required by Item 1.01 and 1.02 of this Form.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

Date: May 29, 2015	By:	/s/ Deborah S. Butera
	Name:	Deborah S. Butera
	Title:	Senior Vice President, General Counsel/Registered In-House Counsel, Chief Compliance Officer, and Secretary

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